RZB

314/1. iv.

PRIVATE AND CONFIDENTIAL

Shanghai Chengtong Precision Strip Co., Ltd.
(上海诚通精密带钢有限公司)
123 Laodong Road
Xuhang Town, Jiading District
Shanghai, P.R.China

July 26th, 2005

Amendment No. 3

Dear Sirs,

We refer to the Letter of Offer dated October 14th, 2004, Amendment No.1 dated December 28th, 2004 and Amendment No.2 date May 10th, 2005 (the "**Facility Agreements**"), WHEREBY Raiffeisen Zentralbank Oesterreich AG (RZB Austria), Beijing Branch (the "**Bank**") and Shanghai Chengtong Precision Strip Co., Ltd. (the "**Borrower**") agreed on a committed revolving working capital facility (the "**Facility**") up to USD 8,000,000.00.

Terms defined in the Facility Agreements shall have the same meaning in this Amendment.

NOW it is agreed:

1. **Clause 5** (*Tenor*) shall be amended as follows:

The Facility is available until May 31st, 2006 (the "**Availability Period**"). Final maturity of the Facility is August 31st, 2006 (the "**Final Maturity Date**").

Notwithstanding this, the Bank or the Borrower may terminate the Facility by giving a written notice (the "**Notice**") to each other at the end of an interest period. The termination will take effect three months from the date of the Notice (the "**Notice Period**") to coincide with the end of an interest payment period.

On such termination, all amounts then outstanding under this Facility together with accrued interest and any other sums for which the Borrower is liable under this Facility will become payable at the end of the Notice Period.

2. **Clause 22** (*General*) shall be changed as follows:

Please note that it is the Bank's normal policy to make the Facility available only upon completion of all security/legal documentation.

The Borrower should kindly confirm its acceptance of all the terms and conditions by signing and affixing the Company's stamp on the duplicate of this Letter and returning it to the Bank together with the board resolution within 14 days from the date of this Letter.

This Letter when accepted supersedes all previous letters, correspondence, discussions and/or meetings relating to offer and terms and conditions of the credit facility.

Should one of the provisions of this Letter be or become invalid, this shall not affect the validity of the other provisions hereof. Any invalid provision is to be replaced by a valid provision which comes as close as legally possible to the invalid one taking into account the economic interest of the parties.

The Borrower acknowledges it has paid attention to and understood entirely and accurately all the clauses in this Letter. The Bank has explained the relevant clauses and sub-clauses upon the Borrower's request. Both parties hereunder have the same understanding of this Letter.

All other terms and conditions remain unchanged.

Yours faithfully,

RZB Austria Beijing Branch

Andreas WERNER on behalf of Mr A. WERNER
General Manager

Kinman LEE
Deputy General Manager

Accepted and agreed for and on behalf of

Shanghai Chengtong Precision Strip Co., Ltd.

Director
Date

Director